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                                                                    EXHIBIT 3.2




                          CERTIFICATE OF DESIGNATION

                                      OF

                SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

                                      OF

                           CALCOMP TECHNOLOGY, INC.


  CalComp Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, (the "Corporation"), certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation:

  RESOLVED, that under the authority contained in Article 4(a) of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation hereby designates 1,000,000 unissued shares of the Preferred Stock of the Corporation as 1,000,000 shares of "Series A Cumulative Redeemable Preferred Stock" having the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations of such preferences and/or rights as set by the Board of Directors of the Corporation as follows:

  Section 1.  Designation and Amount.
              ----------------------

  The shares of such series shall be designated as Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), par value $0.01 per share, and the number of shares constituting such series shall be 1,000,000.

  Section 2.  Dividends.
              ---------

  (A) Subject to the prior and superior rights of any shares of any series of preferred stock ranking prior and superior to the Series A Preferred Stock in respect of dividends, the holders of shares of the Series A Preferred Stock, in preference to the holders

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of shares of Common Stock, par value $0.01, of the Corporation (the "Common
Stock") and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends, shall be entitled to receive, when as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends payable at the annual rate of $4.80 per share, and, subject to the provisions of Section 3 below, no more, in equal quarterly payments on March 31, June 30, September 30 and December 31 (or if any of such days is not a Business Day, the next succeeding Business Day) in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date that is at least 30 days after the date of original issue of the shares of Series A Preferred Stock. A holder of Series A Preferred Stock shall be entitled to receive payment of dividends by wire transfer by giving written instructions to the Corporation at least two business days prior to the payment date.

     (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the date of original issue of the shares. Dividends shall accrue and be payable based on the number of days in each year and the numbers of days actually elapsed. Accrued but unpaid dividends payable under this Section 2 or any other Section of this Certificate of Designation shall accrue additional dividends at the rate of 8% per annum on the accrued but unpaid amount, and references in this Certificate of Designation to accrued but unpaid dividends shall be deemed to include such additional dividends. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of dividends at the time accrued and payable on the shares of Series A Preferred Stock shall be allocated pro rata on a share-by-share basis among all the shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 45 days and no less than 10 days prior to the date fixed for the payment thereof.

     Section 3.  Increase in Dividend Rate On Change of Control.
                 ----------------------------------------------

     (A) Notwithstanding the provisions of Section 2, after the occurrence of a Change of Control (as defined below), the dividend rate on shares of Series A Preferred Stock then outstanding shall be increased to $9.00 per share per annum plus 15% per annum on any accrued but unpaid dividends (and additional dividends, if any) (the "Adjusted Dividend Rate"). The Adjusted Dividend Rate shall apply until the earlier to occur of (i) the redemption by the Corporation of the Series A Preferred Stock or (ii) the acquisition of shares of Series A Preferred Stock by any Person (or group of Persons) who acquires more than 50% of the combined voting power of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, if any, but the Adjusted Dividend Rate shall only be terminated to the extent that such Series A Preferred Stock is owned by such Person (or group of Persons).

     (B) For purposes of this Certificate of Designation, "Change in Control" shall mean a reduction in ownership by Lockheed Martin Corporation and its subsidiaries to 50% or below in the combined voting power of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors.

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     Section 4.  Voting Rights.
                 -------------

     Subject to the right to consent in certain limited circumstances as set forth in Section 5 below, the holders of shares of Series A Preferred Stock shall have no voting rights.

     Section 5.  Certain Restrictions.
                 --------------------

     (A) For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock ("Junior Stock");

          (ii) declare or pay dividends on or make any other distributions on any shares of other stock ranking in parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock ("Parity Stock"), except dividends paid ratably on the Series A Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

          (iii) redeem or purchase or otherwise acquire for consideration any shares of Parity Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Parity Stock in exchange for shares of any Junior Stock.

     (B) Without the prior written consent of the holders of a majority of the Series A Preferred Stock, the Corporation shall not issue any shares of capital stock ranking senior with respect to dividends or other distributions or in the event of dissolution, liquidation or winding up or in any way amend this Certificate of Designation or the Fourth Amended and Restated Certificate of Incorporation of the Corporation in any manner that would have an adverse effect on the rights of holders of Series A Preferred Stock.

     (C) The Corporation shall not permit any subsidiary of the Corporation or any employee stock ownership plan (or related trust) or other employee benefit plan (or related trust) for the employees of the Corporation or any subsidiary (other than, with respect to any plans other than an employee stock ownership plan, (i) in the normal operation of a plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, (ii) any plan (or related trust) in existence on the date of this Certificate of Designation or (iii) any plan (or related trust) subsequently approved by the Corporation's stockholders), to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

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     Section 6.  Redemption.
                 ----------

     (A) Provided that there are no dividend arrearages on the Series A Preferred Stock and the Corporation is in full compliance with the terms and conditions of this Certificate of Designation, the Corporation shall have the right, at its sole option and election, to redeem all or, subject to the provisions of the following sentence, a portion of the outstanding shares of the Series A Preferred Stock by paying therefor in cash $60 per share plus any unpaid dividends to the date of redemption (the "Redemption Price"). In the event that less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the aggregate Redemption Price for any such redemption shall be not less than $1,000,000.

     (B) Notice of any redemption of any shares of Series A Preferred Stock shall be given by mailing to each holder of shares of Series A Preferred Stock to be redeemed, at the holder's address as it appears on the books of the Corporation, written notice of redemption not less than 30 days and not more than 90 days prior to the date fixed for redemption (the "Redemption Date"). To facilitate the redemption of shares of Series A Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series A Preferred Stock to be redeemed and holders of shares of Series A Preferred Stock entitled to notice of redemption, provided that the record date may not be less than 30 days and may not be more than 60 days prior to the Redemption Date. Any notice that is mailed in such manner shall be conclusively presumed to have been duly given, whether or not any holder entitled to notice of redemption actually receives the notice. The failure of the Corporation to give such notice to any holder entitled to notice of redemption shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock from any other holder of shares of Series A Preferred Stock.

     (C) Notice of redemption shall specify (i) the number of shares of Series A Preferred Stock shall be redeemed, (ii) the Redemption Date, (iii) the redemption price (which price shall include accrued but unpaid dividends thereon), and (iv) the place where payment of the redemption price is to be made upon surrender of the certificates representing the shares of Series A Preferred Stock.

     (D) In respect of each share of Series A Preferred Stock called for redemption in accordance with this Section 6, the Corporation shall be obligated to pay to the registered holder thereof the Redemption Price, upon surrender of the certificate or certificates representing the shares of Series A Preferred Stock at the office of the Corporation or any transfer or paying agent specified for that purpose, on or after the Redemption Date. In the event that less than all of the outstanding shares of Series A Preferred Stock are redeemed, the Corporation shall deliver a replacement certificate or certificates representing any unredeemed shares to the holder tendering such certificates. Unless the Corporation shall default in the payment of, or in providing for the payment of, the Redemption Price, dividends on each share of Series A Preferred Stock called for redemption, shall cease to accrue as of the Redemption Date. Except as otherwise expressly

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provided in the preceding sentence, holders of shares of Series A Preferred
Stock called for redemption shall not be entitled to any interest on the Redemption Price.

     (E)  If, after notice of redemption has been given pursuant to paragraph
(B) of this Section 5, on or prior to the Redemption Date in respect of any shares of Series A Preferred Stock, the Corporation deposits with a bank or trust company in the United States that, as of the date of the most recent available financial statements of the bank or trust company, has a capital and surplus of at least $50,000,000, a sum sufficient to redeem, on the Redemption Date, the shares called for redemption, with instructions to the bank or trust company to pay on or after the Redemption Date the redemption price to the respective holders of shares of Series A Preferred Stock upon surrender of the certificate or certificates representing the shares of Series A Preferred Stock, then from and after the date on which such moneys are deposited the deposit shall be deemed to constitute full payment to the holders for such shares of Series A Preferred Stock, and the holders shall have no rights in respect of the shares of Series A Preferred Stock called for redemption except the right to receive payment of the redemption price from the bank or trust company. Any moneys or, if applicable, other property held by any such bank or trust company that shall remain unclaimed by the holders of Series A Preferred Stock at the end of six years after the Redemption Date shall become the property of and be paid to the Corporation.

     Section 7.  Conversion.
                 ----------

     The shares of Series A Preferred Stock shall have no conversion rights.

     Section 8.  Reacquired Shares.
                 -----------------

     Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 9.  Rank.
                 ----

     The Series A Preferred Stock shall rank, with respect to voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof, including, without limitation, with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise, (i) equally with respect to all shares of Parity Stock, (ii) prior to all shares of Junior Stock and to all shares of the Common Stock and (iii) prior to all shares of any other class or series of preferred stock of the Corporation, unless such other class or series by its terms ranks equally with or senior to the Series A Preferred Stock.

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     Section 10.  Liquidation, Dissolution, Winding Up and Other Events.
                  -----------------------------------------------------

     Upon the liquidation (voluntary or otherwise), dissolution, reorganization, sale of all or any substantial portion of the assets or winding up of the Corporation, no distribution shall be made to the holders of the Common Stock unless, prior thereto, the holders of shares of the Series A Preferred Stock shall have received the product of $60 times any unredeemed shares of the Series A Preferred Stock, plus any accrued but unpaid dividends to the date of payment (the "Series A Liquidation Preference"). Following payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of the Series A Preferred Stock. In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference, then such remaining assets shall be distributed ratably to the holders of the Series A Preferred Stock.

     Section 11.  Definitions.
                  -----------

     For the purposes of the provisions governing the shares of Series A Preferred Stock, the following terms have the meanings set forth below:

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Person" shall mean any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust or other entity. A Person, together with such person's Affiliates and Associates (as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Corporation with such Person, shall be deemed a single "Person."


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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be signed in its name and on its behalf on this 14th day of July 1998, by its President who acknowledges that this Certificate of Designation is the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in this Certificate of Designation are true in all material respects.

ATTEST:                                 CALCOMP TECHNOLOGY, INC.



____________________________            By:_______________________(SEAL)
William F. Porter, Jr.                     John C. Batterton
Secretary                                  President and Chief Executive Officer

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